Exhibit 99.1

InsWeb Receives Nasdaq Notification

Begins Application Process to Transfer to The Nasdaq Capital Market

SACRAMENTO, Calif., April 5, 2006 – InsWeb Corp. (Nasdaq: INSW) today announced that on March 31, 2006, it received written notification from Nasdaq stating that based upon the Company’s recent Form 10-K filing, the Company does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4450(a)(3).

Nasdaq indicated the Company has until April 17, 2006 to submit a specific plan and timeline to achieve and sustain compliance with all Nasdaq National Market listing requirements, including the minimum stockholders’ equity standard, or to apply for transfer to The Nasdaq Capital Market, formerly The Nasdaq Small Cap Market.

After reviewing The Nasdaq National Market continued listing standards and the modest implications of transferring to The Nasdaq Capital Market for both the Company and its shareholders, InsWeb has begun the application process to transfer the listing of its shares to The Nasdaq Capital Market. If and when the transfer to The Nasdaq Capital Market is approved, InsWeb common shares will trade under the same stock symbol, “INSW”; until then, InsWeb’s shares will continue to trade on the Nasdaq National Market.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.